UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 24, 2015

SolarCity Corporation

(Exact name of registrant as specified in its charter)

Delaware	001-35758	02-0781046
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3055 Clearview Way

San Mateo, California 94402

(Address of principal executive offices, including zip code)

(650) 638-1028

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry Into a Material Definitive Agreement.

Amendment to Credit Agreement

On June 24, 2015, SolarCity Corporation (the “Company”), Bank of America, N.A., as administrative agent (the “Administrative Agent”), and the lenders from time to time party thereto (the “Lenders”) entered into a sixth amendment (“Amendment No. 6”) to that certain Amended and Restated Credit Agreement, dated November 1, 2013, among the Company, the Administrative Agent and the Lenders, and as previously amended (the “Credit Facility”). Amendment No. 6 amends the Company’s secured revolving credit facility to, among other things, (a) allow for the increase of the maximum size of the Credit Facility to $300 million, subject to certain conditions, (b) increase the Short-Term Solar Bond Issuance limit to $250 million, subject to certain limitations, and increase the total Solar Bond Issuance limit to $350 million, (c) remove the requirement to provide separate Short-Term Solar Bonds Credit Support, and allow instead to support Short-Term Solar Bonds with the Borrowing Base, (d) increase the Capital Expenditure limit to $350 million, (e) increase the Letter of Credit Sublimit to $60 million, (f) change the Unencumbered Liquidity covenant to cover Short-Term Solar Bonds in addition to Aggregate Commitments, (g) clarify covenants regarding Acquisitions of Developer Projects, and (h) increase the general Dispositions limit to $25 million.

Solar Bonds Program

In connection with Amendment No. 6, the Company has increased the amount of Solar Bonds available for sale and issuance pursuant to its Solar Bonds Program from $200 million to up to $350 million in aggregate principal amount of Solar Bonds.

Launch of 2.00% Solar Bonds, Series 2015/16-1

On June 26, 2015, the Company initiated the offer and sale of its 2.00% Solar Bonds, Series 2015/16-1 (the “2015/16-1 Solar Bonds”) pursuant to the Company’s previously announced Solar Bond Program.  The 2015/16-1 Solar Bonds will mature on June 26, 2016 and bear interest at a rate of 2.00%.  The Company will initially offer an aggregate principal amount of up to $90,000,000 of the 2015/16-1 Solar Bonds.  However, the Company may increase the maximum principal amount of the 2015/16-1 Solar Bonds offered by the Company from time to time, in its sole discretion.

The 2015/16-1 Solar Bonds will be issued pursuant to an indenture, dated as of October 15, 2014 (the “Base Indenture”), by and between the Company and U.S. Bank National Association, as trustee (the “Trustee”), as supplemented by a supplemental indenture, dated as of June 26, 2015, by and between the Company and the Trustee, related to such 2015/16-1 Solar Bonds (a “Supplemental Indenture”).

We anticipate that Space Exploration Technologies Corporation (“SpaceX”) will purchase $75,000,000 in aggregate principal amount of the 2015/16-1 Solar Bonds.  Elon Musk, the Chairman of our Board of Directors, is the Chief Executive Officer, Chief Designer, Chairman and a significant stockholder of SpaceX. Antonio Gracias, a member of our Board of Directors, is a member of the Board of Directors and (through affiliated entities) a significant stockholder of SpaceX. John H.N. Fisher, a member of our Board of Directors, is (through affiliated entities) a significant stockholder of SpaceX. In addition, the following related persons (either directly or through affiliated entities) also hold shares in SpaceX: Lyndon Rive, our co-founder, Chief Executive Officer and a member of our Board of Directors; Peter Rive, our co-founder, Chief Technology Officer and a member of our Board of Directors; Nancy Pfund and J.B. Straubel, members of our Board of Directors; and Hayes Barnard, our Chief Revenue Officer.

The 2015/16-1 Solar Bonds will be senior unsecured obligations of the Company.  In addition, the occurrence of certain events will result in an “Event of Default” with respect to the 2015/16-1 Solar Bonds, which may result in the acceleration of the maturity of the 2015/16-1 Solar Bonds.  For a description of (i) the ranking of the 2015/16-1 Solar Bonds as compared to other indebtedness of the Company, (ii) the types of events that would give rise to an Event of Default, and (iii) the rights of the Trustee or holders upon the occurrence of an Event of Default, see “Item 1.01. Entry into a Material Definitive Agreement ‒ Solar Bonds Program” in our Current Report on Form 8-K, filed with the U.S. Securities and Exchange Commission on October 15, 2014.  The description of these terms in such previously filed Form 8-K is specifically incorporated by reference herein.

The summary of the foregoing transactions, as they relate to the 2015/16-1 Solar Bonds, is qualified in its entirety by reference to the text of the Base Indenture, the Supplemental Indenture and the related Form of 2015/16-1 Solar Bonds, which are included as Exhibits 4.1, 4.2 and 4.3 hereto and are incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(d)         Exhibits.

Exhibit No.	Description
4.1

Indenture, dated as of October 15, 2014, by and between the Company and the Trustee (incorporated herein by reference to Exhibit 4.1 to the Company’s Form S-3 (File No. 333-199321), filed with the Securities and Exchange Commission on October 15, 2014).

4.2	Seventy-Sixth Supplemental Indenture, dated as of June 26, 2015, by and between the Company and the Trustee, related to the Company’s 2.00% Solar Bonds, Series 2015/16-1.
4.3	Form of 2.00% Solar Bonds, Series 2015/16-1 (included in Exhibit 4.2 hereto).
5.1	Opinion of K&L Gates LLP, relating to the validity of the Solar Bonds.
23.1	Consent of K&L Gates LLP (included in Exhibit 5.1).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SolarCity Corporation

	By:	/s/ Brad W. Buss
Brad W. Buss
Date: June 26, 2015		Chief Financial Officer

Exhibit Index

Exhibit No.	Description
4.1

Indenture, dated as of October 15, 2014, by and between the Company and the Trustee (incorporated herein by reference to Exhibit 4.1 to the Company’s Form S-3 (File No. 333-199321), filed with the Securities and Exchange Commission on October 15, 2014).

4.2	Seventy-Sixth Supplemental Indenture, dated as of June 26, 2015, by and between the Company and the Trustee, related to the Company’s 2.00% Solar Bonds, Series 2015/16-1.
4.3	Form of 2.00% Solar Bonds, Series 2015/16-1 (included in Exhibit 4.2 hereto).
5.1	Opinion of K&L Gates LLP, relating to the validity of the Solar Bonds.
23.1	Consent of K&L Gates LLP (included in Exhibit 5.1).